Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our reports dated March 12, 2004 and September 13, 2004 relating to the financial statements and financial statement schedules of The9 Limited, and our reports dated March 12, 2004 and September 13, 2004 relating to the financial statements of 9Webzen Limited, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts,” “Summary Consolidated Financial Data” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

November 26, 2004